Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contacts:

Christy Barsotti	Leah Bibbo
Borland Software Corporation	Kulesa Public Relations
408-863-2965	650-340-1982
christy_barsotti@borland.com	leah@kulesapr.com

Borland Names Gregory J. Wrenn

as Senior Vice President and General Counsel

Former Openwave, Yahoo! and Adobe Executive Brings Extensive Legal Expertise to

Borland Management Team

Cupertino, CA — October 19, 2006 — Borland Software Corporation (NASDAQ: BORL), the global leader for Software Delivery Optimization, today announced the appointment of Gregory J. Wrenn as the company’s new senior vice president and general counsel. Mr. Wrenn, who brings to Borland more than 15 years of legal and corporate governance experience within global organizations, will be responsible for the direction and management of Borland’s legal department and all legal matters affecting the company, effective immediately.

“Greg is a fantastic addition to Borland. He brings deep experience and a passion for building great companies,” said Tod Nielsen, president and CEO of Borland Software. “I am pleased to welcome Greg to Borland’s management team, and look forward to working with him to drive Borland’s leadership within the Application Lifecycle Management (ALM) market.”

Mr. Wrenn joins Borland from Openwave Systems, Inc., a leading independent provider of software-related services for communications providers worldwide. At Openwave, a 1,300 employee company with annual revenues in excess of $400 million, Mr. Wrenn led a staff of nearly 30 individuals globally. Here he counseled senior management and the board of directors on all legal matters including corporate governance and reporting, Sarbanes-Oxley compliance, and mergers and acquisitions.

Before Openwave, he served as an executive officer at Yahoo! Inc. and Adobe Systems Incorporated. At Yahoo!, Mr. Wrenn served as deputy general counsel, responsible for their international legal team which supported the company’s operations in over 20 countries. During this period, the company expanded operations into six new countries and experienced significant growth in their international legal team. While at Yahoo!, Mr. Wrenn oversaw various legal matters such as corporate formation and joint ventures, intellectual property protection and risk management.

Prior to Yahoo!, Mr. Wrenn served as senior corporate counsel at Adobe Systems where he was charged with supporting product development and business teams, as well as managing Adobe’s global trademark portfolio and anti-piracy programs.

“Borland is an industry icon that has a large role to play in the future of enterprise software,” said Mr. Wrenn. “I’m thrilled to be joining an exceptional management team that is laser focused on building a world-class, high-growth company.”

Nasdaq Disclosure Regarding Equity Grants

Pursuant to Mr. Wrenn’s employment agreement with Borland, he will receive a grant of 50,000 shares of restricted Borland common stock and an option to purchase 125,000 shares of Borland common stock. Both grants will be made under the company’s 2003 Supplemental Stock Option Plan, a non-stockholder approved plan. The restricted stock will vest over a period of two years, with  1/2 of the number of shares vesting one year following his start date and 1/8 of the shares vesting quarterly thereafter. The stock option will vest over a period of four years, with  1/4 of the number of shares vesting one year following his start date and 1/48 of the shares vesting monthly thereafter. All shares under both grants would accelerate and become fully vested in the event of a change of control of Borland if Mr. Wrenn was terminated in connection therewith.

About Borland

Founded in 1983, Borland (NASDQAQ: BORL) is a global leader in application lifecycle management (ALM), providing solutions that make software delivery a more manageable, efficient and predictable business process. Borland provides the software, services and training that enable companies to achieve Software Delivery Optimization and maximize the business value of software. To learn more about delivering quality software, on time and within budget, visit http://www.borland.com.

Borland and all other Borland brand and product names are service marks, trademarks or registered trademarks of Borland Software Corporation or its subsidiaries in the United States and other countries.

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